CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K/A of our report dated April 18, 2001, on the financial statements of VICORP Restaurants, Inc. Employees' 401(k) Plan as of December 31, 2000 and 1999 and for the year ended December 31, 2000.

Denver, Colorado

April 18, 2001.